Exhibit 99.1

AIM ImmunoTech Reports Positive Topline Results from Phase 2 Study Evaluating Ampligen® for the Treatment of Post-COVID Conditions

Efficacy results offer preliminary evidence that Ampligen may reduce fatigue in subjects with Post-COVID conditions

Safety results show Ampligen is generally well tolerated in the treatment of Post-COVID Conditions

OCALA, Fla., February 8, 2024 / AIM ImmunoTech Inc. (NYSE American: AIM) (“AIM” or the “Company”) today announced positive topline results from the Company’s Phase 2 study evaluating the efficacy and safety of Ampligen® as a potential therapeutic for people with the Post-COVID condition of fatigue (“AMP-518”).

The AMP-518 clinical trial was a two-arm, randomized, double-blind, placebo-controlled, multicenter study. The primary outcome measure is change from baseline to week 13 in PROMIS® Fatigue Score. Although the reduction in that measure did not show a significant difference at the 13-week time point, initial analysis revealed that subjects in the Ampligen group had experienced lower levels of fatigue at multiple time points during the treatment phase when compared to the placebo group. An analysis of secondary and ad hoc endpoints found that the difference in change from baseline in PROMIS® Fatigue Score between the Ampligen and placebo groups reached or approached statistical significance at several timepoints during the treatment phase. The Six-Minute Walk Test also revealed a higher impact of Ampligen on distance traveled in six minutes at Week 13 compared to placebo.

AIM Chief Executive Officer Thomas K. Equels stated: “I’m very much encouraged by these results and the fact that the Ampligen group outperformed the placebo group in PROMIS® measures of fatigue in 12 of the 13 weeks tracked. Ampligen’s positive impact on the objective six-minute walk test is also very encouraging and useful for future trial design. This promising initial data helps solidify our belief that AIM is on the right path with the development of Ampligen for the Post-COVID condition of fatigue. Also as expected, Ampligen was generally well tolerated in this indication.”

Eighty (80) subjects were enrolled in AMP-518, and forty (40) were randomized to each treatment group. Of the 80 enrolled subjects, 66 subjects (82.5%, 66/80) completed the treatment, which consisted of 36 subjects (90.0%, 36/40) in the Ampligen group and 30 subjects (75.0%, 30/40) in the placebo group. The primary reasons for discontinuation from treatment included withdrawal by subject, lost to follow-up, and adverse event. Demographics and baseline characteristics were generally comparable between the Ampligen and placebo groups.

AIM Scientific Officer Chris McAleer, PhD., stated: “The topline report is encouraging and indicates that Ampligen improves measures of fatigue over placebo, with portions of this data approaching statistical significance. And while we believe the statistical significance could be improved with more subjects, this was a small proof-of-concept study and was not powered for significance. I’m eager to receive the complete study report, which will have outcomes for all secondary readouts, as well as individual subject data. This will allow us to do in-depth analysis and to use these preliminary data to calculate the sample size necessary to achieve high statistical power in future trials.”

Additionally, the analysis of safety parameters demonstrated that Ampligen was generally well-tolerated with no severe adverse events, no treatment-emergent adverse events (TEAEs) leading to death, and no severe TEAEs reported during the study. There were six subjects (15.0%) in the Ampligen group with TEAEs considered related to the study treatment, the majority of which were mild in severity. Two subjects in the Ampligen group had TEAEs leading to treatment discontinuation or interruption. More subjects in the Ampligen group compared to the placebo group reported TEAE (10 subjects, 25.0% vs. four subjects, 10.0%), however the majority of these were mild.

For more information about AMP-518, please visit ClinicalTrials.gov and reference identifier NCT05592418.

About AIM ImmunoTech Inc.

AIM ImmunoTech Inc. is an immuno-pharma company focused on the research and development of therapeutics to treat multiple types of cancers, immune disorders and viral diseases, including COVID-19. The Company’s lead product is a first-in-class investigational drug called Ampligen® (rintatolimod), a dsRNA and highly selective TLR3 agonist immuno-modulator with broad spectrum activity in clinical trials for globally important cancers, viral diseases and disorders of the immune system.

For more information, please visit aimimmuno.com and connect with the Company on Twitter, LinkedIn, and Facebook.

Cautionary Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “continue,” “believe,” “potential,” “upcoming” and other variations thereon and similar expressions (as well as other words or expressions referencing future events or circumstances) are intended to identify forward-looking statements. Many of these forward-looking statements involve a number of risks and uncertainties. There are no guarantees of future success in this or related clinical trials. Additionally, this proof-of-concept study was not powered for significance, meaning that any results are not necessarily statistically significant. Further, while primary and secondary endpoint data suggests a positive signal, it is not necessarily indicative of results that might occur in a pivotal trial powered to achieve statistical validity. The Company urges investors to consider specifically the various risk factors identified in its most recent Form 10-K, and any risk factors or cautionary statements included in any subsequent Form 10-Q or Form 8-K, filed with the U.S. Securities and Exchange Commission (the “SEC”). You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Among other things, for those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.

Investor Contact:

JTC Team, LLC

Jenene Thomas

(833) 475-8247

AIM@jtcir.com